                                                      RULE NO. 424(b)(5)
                                                      REGISTRATION NO. 333-23423


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 28, 1997

                               1,000,000 SHARES

                         EMISPHERE TECHNOLOGIES, INC.
LOGO

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                               ----------------

  The offering consists of 1,000,000 shares (the "Shares") of the common stock (the "Common Stock") par value $.01 per share of Emisphere Technologies, Inc. ("Emisphere" or the "Company") being offered by the Company at a price of $19.00 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "EMIS". On July 18, 1997, the last reported sale price of Emisphere's Common Stock on the Nasdaq National Market was $21 1/2 per share.

                               ----------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED  UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                                         INITIAL PUBLIC UNDERWRITING PROCEEDS TO
                                         OFFERING PRICE DISCOUNT (1) COMPANY (2)
                                         -------------- ------------ -----------
Per Share...............................     $19.00        $1.09       $17.91
Total(3)................................  $19,000,000    $1,090,000  $17,910,000

--------
(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting estimated expenses of $500,000 payable by the Company.
(3) The Company has granted Goldman, Sachs & Co. an option for 30 days to purchase up to an additional 150,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to Company will be $21,850,000, $1,253,500, and $20,596,500, respectively. See
    "Underwriting".

                               ----------------

  The shares offered hereby are offered by Goldman, Sachs & Co., as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about July 24, 1997, against payment therefor in immediately available funds.

                             GOLDMAN, SACHS & CO.

                               ----------------

            The date of this Prospectus Supplement is July 21, 1997

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH COMMON STOCK AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. IN ADDITION, IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS ALSO MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET, IN ACCORDANCE WITH RULE 103 UNDER THE SECURITIES EXCHANGE ACT OF 1934. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                      DOCUMENTS INCORPORATED BY REFERENCE

  In addition to the documents referred to under "Documents Incorporated by Reference" in the accompanying Prospectus, the following documents heretofore filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in the Prospectus and this Prospectus Supplement:

  (1) Quarterly Report on Form 10-Q for the quarter ended April 30, 1997; and

  (2) Current Report on Form 8-K dated July 21, 1997.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements included in or incorporated by reference into the Prospectus and this Prospectus Supplement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: uncertainties related to future test results and viability of the Company's product candidates, which are in the early stages of development; the need to obtain regulatory approval for the Company's product candidates; the Company's dependence on partnerships with pharmaceutical companies to develop, manufacture and commercialize products using the Company's drug delivery technologies; the Company's dependence on the success of the 50/50 joint venture with Elan Corporation plc ("Elan") for the development and commercialization of an oral heparin product ("the Elan Joint Venture") and the strategic alliance with Eli Lilly and Company ("Lilly") for the development and commercialization of certain of Lilly's therapeutic proteins (the "Lilly Strategic Alliance"); the risk of technological obsolescence and risks associated with the Company's highly competitive industry; the Company's dependence on patents and proprietary rights; the Company's absence of profitable operations and need for additional capital; the Company's dependence on others to manufacture the Company's chemical compounds; the risk of product liability and policy limits of product liability insurance; potential liability for human clinical trials; the Company's dependence on key personnel; the quality, judgment and strategic decisions of management and other personnel; uncertain availability of third-party reimbursement for commercial medical products; general business and economic conditions; and other factors referenced or incorporated by reference in the Prospectus and this Prospectus Supplement.

                                USE OF PROCEEDS

  SPECIAL NOTE: CERTAIN STATEMENTS UNDER THIS CAPTION "USE OF PROCEEDS", CONSTITUTE "FORWARD-LOOKING STATEMENTS" UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE EXCHANGE ACT. SEE "RISK FACTORS" IN THE PROSPECTUS AND "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" IN THIS PROSPECTUS SUPPLEMENT.

  The net proceeds (after deducting the underwriting discount and estimated offering expenses) of $17.4 million from the sale of the Shares ($20.1 million if the underwriters' over-allotment option is exercised in full) will be applied by the Company to fund: (1) continuing research and development; (2) the Company's share of the Elan Joint Venture's ongoing expenses for the development of an oral formulation of heparin; (3) an increase in capacity to support its expanded research and development and testing activities, including buildout costs associated with a new headquarters and laboratory facility; (4) an increase in manufacturing capacity; and (5) the remainder for general corporate purposes.

                                CAPITALIZATION

  The following table sets forth (i) the capitalization of the Company at April 30, 1997 and (ii) the capitalization of the Company as adjusted to reflect the sale by the Company of 1,000,000 shares of Common Stock offered hereby at an offering price of $19.00 per share and the application of the net proceeds therefrom, which are estimated to be $17.4 million (after deducting the underwriting discount and estimated offering expenses).

                                                             APRIL 30, 1997
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                             (IN THOUSANDS)
Stockholders' equity:
 Preferred Stock, par value $.01 per share, 1,000,000
  shares authorized; no shares issued and outstanding..... $   --     $   --
 Common Stock, par value $.01 per share, 20,000,000 shares
  authorized; 9,568,933 issued (9,525,433 outstanding),
  actual; 10,568,933 issued (10,525,433 outstanding), as
  adjusted (1)............................................      95        105
 Additional paid-in capital...............................  63,177     80,577
 Accumulated deficit...................................... (48,245)   (48,245)
 Net unrealized loss on investments.......................     (10)       (10)
                                                           -------    -------
                                                            15,017     32,427
 Less 43,500 shares of Common Stock held in treasury, at
  cost....................................................   (193)      (193)
                                                           -------    -------
  Total stockholders' equity..............................  14,824     32,234
                                                           -------    -------
  Total capitalization.................................... $14,824    $32,234
                                                           =======    =======

--------
(1) Based on the number of shares outstanding on April 30, 1997, which does not include (i) 3,944,372 shares then-issuable upon exercise of options, at a weighted average exercise price of $10.33 per share granted to officers, directors, employees and consultants of the Company and (ii) 250,000 shares issuable upon exercise of warrants at an exercise price of $16.25 per share held by an affiliate of Elan. Since April 30, 1997, 10,040 shares have been issued upon exercise of options.

                                   DILUTION

  The Company's net tangible book value at April 30, 1997, was $14.8 million, or $1.56 per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total assets less total liabilities) by the number of shares of Common Stock outstanding. Without taking into account any changes in net tangible book value after April 30, 1997, other than to give effect to the sale by the Company of the 1,000,000 shares of Common Stock offered hereby, after deducting the estimated underwriting discount and offering expenses, the Company's pro forma net tangible book value at April 30, 1997 would have been $32.2 million, or $3.06 per share. This represents an immediate dilution in pro forma net tangible book value of $15.94 per share to new investors purchasing shares of Common Stock in this offering and an immediate increase in pro forma net tangible book value of $1.50 per share to existing stockholders. The following table illustrates the per share dilution:

   Public offering price per share to be paid by a new investor...       $19.00
   Net tangible book value per share before offering.............. $1.56
   Increase in net tangible book value per share attributable to new investors.................................................  1.50
                                                                   -----
   Pro forma net tangible book value per share after offering(1)..         3.06
                                                                         ------
   Dilution per share to new investors(2)(3)......................       $15.94
                                                                         ======

--------
(1) Determined by dividing the Company's pro forma net tangible book value after the offering by the pro forma number of shares outstanding after the offering.

(2) Determined by subtracting the pro forma net tangible book value per share after the offering from the price per share paid by a new investor.

(3) If all options and warrants outstanding on April 30, 1997 to purchase an aggregate of 4,194,372 shares of Common Stock at a weighted average exercise price of $10.68 per share were exercised in full, without giving effect to the underwriters' over-allotment option, the adjusted pro forma net tangible book value per share would be $5.23, resulting in immediate dilution to new investors of $13.77.

                                  UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to Goldman, Sachs & Co. (the "Underwriters"), and the Underwriters have agreed to purchase from the Company 1,000,000 shares Common Stock.

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Shares, if any are taken.

  The Underwriters propose to offer the Shares in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of $.60 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 per share to certain brokers and dealers. After the Shares are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company has granted the Underwriters an option exercisable for the 30 days after the date of this Prospectus Supplement to purchase up to an aggregate of 150,000 additional shares of Common Stock to cover over-allotments, if any.

  It is expected that Elan or one of its affiliates will purchase approximately 90,000 shares from the Underwriters.

  The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Certain of the officers and directors of the Company have agreed that they will not sell, offer to sell, contract to sell, or otherwise dispose of any shares of Common Stock, any right to acquire shares of Common Stock or any shares of Common Stock issuable upon exercise of any right to acquire such shares, or establish or increase any "put equivalent" position (as defined in Rule 16a-1(h) under the Exchange Act) with respect to any shares of Common Stock for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of the Underwriters. The Company has also agreed not to sell, offer to sell, contract to sell or otherwise dispose of (other than in connection with the exercise of outstanding warrants and stock options granted under certain of the Company's existing employee benefit plans) any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock (other than the grant of options not exercisable within 90 days from the date of this Prospectus Supplement under the Company's employee benefit plans) for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of the Underwriters, subject to certain limited exceptions.

  In connection with the offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions, "passive" market making (see below) and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Underwriters if such shares of Common Stock are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  As permitted by Rule 103 under the Exchange Act, Underwriters or prospective Underwriters that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of the Common Stock in the Nasdaq National Market until such time, if any, when a stabilizing bid for such Common Stock has been made. Rule 103 generally provides that (i) a passive market maker's net daily purchases of shares of Common Stock may not exceed 30% of its average daily trading volume in such Common Stock for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (ii) a passive market maker may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common Stock by persons who are not passive market makers and (iii) bids made by passive market makers must be identified as such.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR PROSPECTUS SUPPLE-MENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE PROSPECTUS AND PROSPECTUS SUPPLE-MENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUM-STANCE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Documents Incorporated by Reference........................................ S-2
Special Note Regarding Forward-Looking Statements.......................... S-2
Use of Proceeds............................................................ S-3
Capitalization............................................................. S-3
Dilution................................................................... S-3
Underwriting............................................................... S-4

                                  PROSPECTUS

Available Information......................................................   2
Documents Incorporated by Reference........................................   2
Special Note Regarding Forward-Looking Statements..........................   3
The Company................................................................   4
Risk Factors...............................................................   6
Use of Proceeds............................................................  14
Business...................................................................  15
Management.................................................................  27
Plan of Distribution.......................................................  30
Legal Matters..............................................................  30
Experts....................................................................  31

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                               1,000,000 SHARES

                         EMISPHERE TECHNOLOGIES, INC.

                                 COMMON STOCK
                          (par value $.01 per share)

                                  -----------

                                     LOGO
                                  -----------

                             GOLDMAN, SACHS & CO.


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